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                               LONG BEACH AIRPORT
                               HANGAR/OFFICE LEASE


     This Lease is executed this 27th day of August, 1996, by and between LONG BEACH MILLION AIR, INC., hereinafter referred to as "Landlord", and GULFSTREAM AEROSPACE CORPORATION, hereinafter referred to as "Gulfstream".

     WHEREAS, Landlord, as successor to Air South, Inc., is a sublessee under a Lease Agreement dated April 1, 1992, with Petrowings Limited, a general partnership, hereinafter referred to as "Petrowings", and letter agreement dated August 1, 1996 (collectively hereinafter referred to as "the Sublease"). The sublease covers a certain parcel of land containing approximately 1.46 acres, located at Long Beach Municipal Airport, which real property is more particularly described on Exhibit "A" attached hereto; and

     WHEREAS, Petrowings is the lessee under a certain lease dated December 1, 1988, with the City of Long Beach as lessor (which lease is referred to herein as the "Master Lease"). The Master Lease covers a certain parcel of land containing approximately 3.56 acres, located at Long Beach Municipal Airport, which real property is more particularly described on Exhibit "B" attached hereto; and

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     WHEREAS, Landlord has furnished Gulfstream a true and correct copy of both the Master Lease and the Sublease, which are attached hereto and incorporated herein by reference as Exhibit "C"; and

     WHEREAS, Landlord desires to lease to Gulfstream, and Gulfstream desires to hire from Landlord, a two-bay hangar, adjacent offices, and an adjacent ramp area shown on Exhibit "D".

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and to be kept and performed by Landlord and Gulfstream, the parties do hereby as follows:

     1.   PREMISES.

     Landlord hereby leases to Gulfstream a two-bay hangar area, the adjoining office space and the ramp area located within Landlord's buildings, together with all on-site improvements and adjoining apron area and parking areas, which are hereinafter referred to as the "Premises", consisting of approximately 22,000 square feet of hangar space, 5,000 square feet of office space on the ground floor and top floor, and the adjoining apron giving access to taxiway J, together with the non-exclusive right to use the common areas as herein defined and taxiways and such rights to use the municipal airport facilities as are given to the Landlord under the

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Sublease and Petrowings under the Master Lease, together with all easements, rights and appurtenances now or in the future existing which are necessary or convenient for Gulfstream's maximum use of the Premises, including rights of ingress and egress.

     2. Gulfstream has inspected the Premises and acknowledges that it is in good condition and repair as of the date hereof. Gulfstream agrees to maintain the Premises in good condition and repair, and return possession to the Landlord on the termination of this lease in good condition and repair, normal wear and tear excepted.

     3.   TERM.

     The term of this Premises shall commence on September 1, 1996, and end March 31, 2000 (hereinafter referred to as "Initial Term").

     4.   OPTION.

     Gulfstream will be entitled to one option to extend the Initial Term of the Lease for a period of five (5) years, beginning April 1, 2000, and ending March 31, 2005, at the same rental rates as provided herein, subject to any adjustments in accordance with Section 5 (G). Gulfstream must provide Landlord with written notice of Gulfstream's exercise of this Option no later than September 30, 1999.

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     5.   RENT.

     (A) MONTHLY RENT. Gulfstream shall pay an annual rent of Four Hundred Twenty Thousand Dollars ($420,000.00), on a monthly basis at the rate of Thirty Five Thousand Dollars ($35,000.00) per month. All rentals due hereunder shall be paid monthly in advance and shall be due on the first (1st) day of each month, and if not received by the fifth (5th) day of each month shall be subject to a five percent (5%) late penalty.

     The rent for any partial month shall be prorated at a rate of one-thirtieth (1/30) of the monthly rent due, per day.

     (B) All rental payments due hereunder shall be made to the order of Landlord at 3333 East Spring Street, Long Beach, CA 90806 or at such other place as Landlord may from time to time designate in writing.

     (C)  REIMBURSEMENT IMPROVEMENT.

     Landlord will pay Gulfstream, or its subcontractor at the direction of Gulfstream, Ten Thousand Dollars ($10,000.00) towards the installation of a sprinkler system at the Premises.

     (D)  ADDITIONAL RENT.

     In addition to the rent set forth above, Gulfstream shall also pay Landlord sixty percent (60%) of the actual amounts

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due for the costs set forth below and in accordance with the provisions set forth below (as if Gulfstream were acting as Tenant in these provisions):

          (1) Parking and common area maintenance pursuant to Section 10 of the Sublease.

          (2)  Taxes pursuant to Section 8 of the Sublease.

          (3)  Insurance as provided pursuant to Section 15 of the Sublease.

     Gulfstream shall promptly reimburse Landlord for Gulfstream's share of such charges after receipt of statements showing in detail such charges prepared by Landlord. Gulfstream may audit such charges billed if all or any part of the statement is disputed by Gulfstream. Landlord shall make available for inspection by Gulfstream and Gulfstream's representatives at its Long Beach offices all books, bills and statements relating to such charges. All such charges shall be reasonable and based upon competitive comparable charges in the Long Beach Airport area.

     (E)  UTILITIES.

     Gulfstream shall be responsible for all water, gas, electricity, telephone services and trash pick-up resulting from Gulfstream's occupancy of the Premises, in accordance with Section 9 of the Sublease.

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     (F)  AIRPORT GROSS FEE.

     In addition to the monthly rent, Gulfstream will pay to Landlord an Airport Gross Fee in an amount equal to three percent (3%) of the actual monthly rent for each month of this Lease Agreement.

     (G)  In addition, the monthly rent shall be adjusted in accordance with
Section 5.4 of the Sublease, as follows:

     Monthly rent shall be adjusted on the first day of each year of the term, (i.e., April l of each year - "Adjustment Date") in accordance with the increase, if any, in the Consumer Price Index during the preceding year ("Adjustment Period"). However, in no event shall the monthly rent be increased in an amount greater than twelve percent (12%) for any calendar year. The monthly rent, as so adjusted, shall be paid in accordance with Section 5 of this Lease until the next adjustment date.

     The monthly rent as so adjusted shall be determined as of and due on each adjustment date by multiplying the monthly rent then payable by a fraction, the denominator of which is the index figure for the month immediately preceding the commencement date and thereafter for the month immediately preceding each adjustment date as published in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer

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Price Index for all Urban Consumers Los Angels-Long Beach, Anaheim,
Metropolitan Area all items (1967=100) ("The CPI-U") and the numerator of which is the CPI-U index figure for the month immediately preceding the month during which the particular adjustment date occurs.

     The index shall be the one reported in the U.S. Department of Labor's most comprehensive official index then in use and most nearly answering the foregoing description of the index to be used. If it is calculated from a base different from the base period 1967=100, figures used for calculating the adjustment shall first be converted under a formula supplied by the Bureau of Labor Statistics. If the described index shall no longer be published, another index generally recognized as authoritative shall be substituted by agreement between Landlord and Gulfstream.

     (H) Landlord shall deliver the Premises to Gulfstream free of all tenants, subtenants and their personal property. To the extent any such tenants remain after the beginning of this Lease, the monthly rent shall be adjusted to take into account the remaining subtenants. In addition, Landlord will assure that the Rockwell aircraft is removed from the Premises no later than September 1, 1996. Landlord will provide adequate levels of insurance insuring against any risks to

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tenants, subtenants or their personal property which remain on the Premises after the beginning of this Lease.

     6.   USE OF PREMISES.

     The Premises may be used for fixed wing aircraft interior refurbishings of aircraft, completions and other service-related work for aircraft, or for any other use permitted under the Master Lease, or any other use required by Gulfstream and currently being conducted by Gulfstream on its adjacent leased property, without the consent of Landlord.

     7.   ASSIGNMENT AND SUBLETTING.

     Gulfstream shall have the right to assign, sublet or hypothecate this Premises only by first procuring the written consent of Landlord, which consent shall not be unreasonably withheld. Gulfstream shall be responsible to pay any attorney's fees incurred by Landlord in connection with reviewing the lease assignment agreement.

     Gulfstream may without the consent of Landlord assign its interest in this Lease through merger, consolidation, reorganization, or voluntary sale or transfer of substantially all of its assets, provided that such surviving entity assumes Gulfstream's obligations hereunder.

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     8.   SECURITY DEPOSIT.

     Gulfstream will pay to Landlord a security deposit in the amount of ten percent (10%) of the annual rent, which equals Forty Two Thousand Dollars ($42,000.00). Upon termination of this Lease, provided Gulfstream is not in default hereunder, Landlord shall refund to Gulfstream any of the remaining balance of the security deposit, subject to final adjustments for payment of any rental required by this Lease.

     9.   IMPROVEMENTS TO PREMISES BY GULFSTREAM.

     Gulfstream may make certain improvements to the Premises and contemplate making certain improvements which may in effect be structural changes to the Premises. The parties recognize that Gulfstream is contemplating making the improvements shown on Exhibit "E", and Landlord Petrowings and the City of Long Beach hereby consent to Gulfstream making those improvements. Furthermore, it is understood that these improvements will be left with the Premises at the termination of the Lease, except as provided in Section 17.

     10.  RIGHT TO REMOVE EQUIPMENT OR PERSONAL PROPERTY.

     All personal property and all trade fixtures placed on the Premises at the direction or with the consent of Gulfstream, its employees, agents, licensees or invitees,

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shall be the property of Gulfstream.  Gulfstream may remove any such personal property or trade fixtures at the termination of the Lease; provided, however, should Gulfstream cause any damage to the Premises upon the removal of such personal property or trade fixtures, Gulfstream shall immediately repair the damage resulting from the removal of the personal property or trade fixtures.

     11.  EXCLUSION OF FUEL FARM.

     The Premises which are the subject of this Lease expressly excludes any real property or personal property which is or was a portion of the fuel farm, or which is or was used in connection with providing services for the fuel farm. Gulfstream shall not be entitled to any revenues that are generated as a result of sales from the fuel farm under the Sublease or Master Lease, and Gulfstream shall be expressly excluded from and held harmless against any liabilities that result from the sales of fuel on the fuel farm, whether those liabilities are environmental liabilities or otherwise.

     12.  INSURANCE.

     Except as provided in Section 5 (D), Gulfstream shall at all times during the term of this Lease keep in full force and effect comprehensive general legal liability insurance and hangarkeepers insurance and property insurance for the

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facility at levels and through insurers that Gulfstream is currently using on its existing or future insurance policies.

     13.  MASTER LEASE AND SUBLEASE PROVISOS.

     It is expressly understood that only those provisions in the Master Lease and Sublease specifically referred to herein shall apply to this Lease Agreement. It is recognized that the following provisions of the Master Lease apply: Sections 11, 12, 14, 21, 22, 23, 25, 32, 33, 35, and 37. Should there be any inconsistency between the terms of this Lease Agreement and either the Master Lease or the Sublease, the terms of this Lease Agreement shall control.

     14.  SIGNS AND ADVERTISING.

     Gulfstream shall be entitled to locate identification signs for Gulfstream at the hangar area or the office area of the Premises, on either the interior or exterior areas of the Premises in accordance with the plans set forth on Exhibit "F". Gulfstream shall be solely responsible for all costs in maintaining the signs, and at Landlord's election, removing the signs at the termination of the Lease.

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     15.  COVENANT OF QUIET ENJOYMENT.

     Landlord represents that it has full right and authority to lease the Premises, and that Gulfstream shall peacefully and quietly hold and enjoy the Premises for the full term hereof, provided that Gulfstream does not default in the performance of any terms hereof. Furthermore, Petrowings and the City of Long Beach also covenant that Gulfstream may peacefully and quietly hold and enjoy the Premises, provided that Gulfstream has paid rent in accordance with the provisions of this Lease.

     16.  NOTIFICATION CLAUSE.

     Notwithstanding any other provisions in this Lease Agreement, after September 1, 1998, Gulfstream is entitled to terminate this Lease prior to the Initial Lease Term by providing Landlord with one hundred eighty (180) days prior written notice of Gulfstream's desire to terminate the Lease term early, and by paying to Landlord a termination fee of Fifty Thousand Dollars ($50,000.00) at the early termination of the Lease.

     17.  CONVERSION OF OFFICE SPACE.

     Gulfstream may at its expense convert some or all of the office space located on the first floor of the Premises to shop space. Gulfstream upon the request of Landlord will

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restore any such space to its original condition at the termination of the
Lease.

     18.  NOTICES AND REQUESTS.

     All notices and requests hereunder shall be in writing and shall be deemed to be effective when received at the addresses listed below (or such other addresses as may hereafter be designated in writing).

     For Gulfstream:     Kenneth D. Kelley
                         General Manager -
                         Long Beach Operations
                         Gulfstream Aerospace Corporation
                         4150 Donald Douglas Drive
                         Long Beach, CA  90808

     For Landlord:       Glenn Ray, President
                         Million Air
                         4310 Donald Douglas Drive
                         Long Beach, CA  90808

     19.  CONSENT TO LEASE.

     This Lease Agreement is contingent upon the receipt of consent to this Lease Agreement by Petrowings and the City of Long Beach.

     20.  PROPERTY TAXES.

     Real property taxes will not change as a result of this Lease, and Gulfstream will only be responsible to pay its portion of the real property taxes as set forth in Section 5 (D) of this Lease.

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     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to sign this Lease Agreement.

LONG BEACH MILLION AIR, INC.  GULFSTREAM AEROSPACE CORPORATION

By:  /s/ GLENN RAY            By:  /s/ K.D. KELLEY
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Its: President                Its: General Manager
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